SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

BED BATH & BEYOND INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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BED BATH & BEYOND INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 26, 2003

TIME	9:00 a.m. on Thursday, June 26, 2003

PLACE	Headquarters Plaza Hotel 3 Headquarters Plaza Morristown, New Jersey

ITEMS OF BUSINESS	(1) To elect two directors for three years until the Annual Meeting in 2006 and until their respective successors have been elected and qualified (Proposal 1).

(2) To ratify the appointment of KPMG LLP as independent auditors for the 2003 fiscal year (Proposal 2).

(3) To vote on a shareholder proposal (Proposal 3).

(4) To transact such other business as may properly be brought before the meeting or any adjournment or adjournments.

RECORD DATE	You can vote if you were a shareholder of record on May 2, 2003.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. We hope you will attend the meeting. Whether or not you plan to attend, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

May 23, 2003	Warren Eisenberg Co-Chairman

Leonard Feinstein Co-Chairman

BED BATH & BEYOND NOTICE OF 2003 ANNUAL MEETING

PROXY STATEMENT
QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS
ELECTION OF DIRECTORS (Proposal 1)
OTHER BOARD OF DIRECTORS INFORMATION
RATIFICATION OF APPOINTMENT OF AUDITORS (Proposal 2)
AUDIT COMMITTEE REPORT
SHAREHOLDER PROPOSAL (Proposal 3)
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTIONS
AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN
AGREEMENTS WITH MESSRS. TEMARES, STARK AND FIORILLI
CERTAIN TRANSACTIONS
COMPENSATION REPORT OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
NEXT YEAR’S ANNUAL MEETING
PROXY

Bed Bath & Beyond Inc. 650 Liberty Avenue Union, New Jersey 07083

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the “Company”, “we”, or “us”), a New York corporation, of proxies to be voted at our 2003 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

This Proxy Statement, the proxy card and our 2002 Annual Report are being mailed starting May 23, 2003.

What may I vote on?

You may vote on the following proposals:

•	election of two directors to hold office until the Annual Meeting in 2006 (Proposal 1);

•	ratification of the appointment of KPMG LLP as independent auditors for fiscal 2003 (Proposal 2);

•	consideration of a shareholder proposal (Proposal 3).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO DIRECTORS,
FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND AGAINST
THE SHAREHOLDER PROPOSAL.

Who may vote?

Shareholders of record of the Company’s common stock at the close of business on May 2, 2003 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 295,277,660 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

How do I vote?

The Company encourages you to use the electronic means available to you to vote your shares.

How you vote will depend on how you hold your shares of Bed Bath & Beyond stock.

Shareholder of Record

If your shares are registered directly in your name with Bed Bath & Beyond’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to vote by proxy. There are three ways you can do so:

•	Vote by internet – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number which is located below the voting instructions on your proxy card to obtain your records and create an electronic voting instruction form.

•	Vote by phone – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below the voting instructions on your proxy card and then follow the simple instructions the Vote Voice provides you.

•	Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided, or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person.

BED BATH & BEYOND PROXY STATEMENT

Beneficial Owner

Most shareholders of Bed Bath & Beyond hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee in how to vote your shares.

Can I change my vote?

Yes. If you are the shareholder of record, you may revoke your proxy at any time before it is exercised by doing any of the following:

•	sending a letter to the Company stating that your proxy is revoked;

•	signing a new proxy and sending it to the Company; or

•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

A plurality of the votes cast is required for the election of Directors. This means that the two nominees with the most votes for election will be elected.

A “FOR” vote by a majority of the votes cast is required to approve the other proposals to be acted on at the Annual Meeting.

What is an abstention?

An abstention is a properly signed proxy card which is marked “abstain.”

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, all of the proposals to be considered at the meeting are “discretionary” items upon which New York Stock Exchange member brokerage firms that hold shares as a nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of January 21, 2003, which is the date by which shareholder proposals must have been received by the Company to be presented at the meeting, and as of the date of this proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company has also engaged Automatic Data Processing, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

BED BATH & BEYOND PROXY STATEMENT

ELECTION OF DIRECTORS (Proposal 1)

How is the Board of Directors structured and who has been nominated?

The Board of Directors is divided into three classes, each with a staggered three year term of office and the classes as nearly equal in number of directors as possible. The current number of directors is seven, with two directors being elected at the 2003 Annual Meeting.

The Board of Directors, upon recommendation of its Nominating Committee, has nominated, for a three year term expiring at the 2006 Annual Meeting, Steven H. Temares and Klaus Eppler, whose three year terms of office as director expire at this Annual Meeting.

The principal occupation and certain other information concerning the nominees is provided below:

		Position, Principal Occupation,	Number of Shares of Common
Name and Age as of		Business Experience and	Stock Owned Beneficially and
May 2, 2003		Directorships	Percent of Class as of May 2, 2003

Steven H. Temares	44	Chief Executive Officer, President and Director of the Company. Elected Chief Executive Officer in April 2003. President and Director since 1999. Chief Operating Officer 1997 to April 2003. Executive Vice President 1997 to 1999. Prior to 1997, Director of Real Estate and General Counsel.	1,138,000[1] *

Klaus Eppler	72	Attorney. A pensioned partner of the law firm of Proskauer Rose LLP, counsel to the Company, since November 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to October 2001. Director of the Company since 1992. Mr. Eppler is also a director of The Dress Barn, Inc.	4,107[2] *

*	Less than 1% of the outstanding common stock of the Company.

1.	The shares shown as being owned by Mr. Temares include: (a) 10,000 shares owned by Mr. Temares individually; and (b) 1,128,000 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days.

2.	Proskauer Rose LLP received fees for legal services from the Company during the fiscal year ended March 1, 2003 (“fiscal 2002”) and the law firm is continuing to provide legal services to the Company during the year ended February 28, 2004 (“fiscal 2003”).

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

BED BATH & BEYOND PROXY STATEMENT

OTHER BOARD OF DIRECTORS INFORMATION

The principal occupation and certain other information about the directors whose terms of office continue after the Annual Meeting is provided below.

Directors Whose Terms Expire in 2004

		Position, Principal Occupation,	Number of Shares of Common
Name and Age as of		Business Experience and	Stock Owned Beneficially and
May 2, 2003		Directorships	Percent of Class as of May 2, 2003

Warren Eisenberg	72	Co-Chairman, Director and Co-Founder of the Company. Director since 1971. Chief Executive Officer or Co-Chief Executive Officer 1971 to April 2003. Chairman 1992 to 1999.	8,462,518[3]	(2.9%)

Victoria A. Morrison	50	Attorney. A partner of Riker, Danzig, Scherer, Hyland & Perretti LLP for more than five years. Director of the Company since September 2001.	144[4]	*

*	Less than 1% of the outstanding common stock of the Company.

3.	The shares shown as being owned by Mr. Eisenberg include: (a) 3,057,144 shares owned by Mr. Eisenberg individually; (b) 1,900,000 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 1,221,180 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (d) 2,000,000 shares owned of record by Mr. Eisenberg’s wife; and (e) 284,194 shares owned of record by a trust for the benefit of Mr. Eisenberg and his family members. Mr. Eisenberg has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

4.	Riker, Danzig, Scherer, Hyland & Perretti LLP received fees for legal services from the Company during fiscal 2002 and the law firm is continuing to provide legal services to the Company during fiscal 2003.

BED BATH & BEYOND PROXY STATEMENT

Directors Whose Terms Expire in 2005

		Position, Principal Occupation,	Number of Shares of Common
Name and Age as of		Business Experience and	Stock Owned Beneficially and
May 2, 2003		Directorships	Percent of Class as of May 2, 2003

Leonard Feinstein	66	Co-Chairman, Director and Co-Founder of the Company. Director since 1971. Co-Chairman since 1999. Co-Chief Executive Officer 1971 to April 2003. President 1992 to 1999.	7,942,362[5]	(2.7%)

Robert S. Kaplan	45	Vice Chairman of The Goldman Sachs Group, Inc. A Managing Director or partner of The Goldman Sachs Group, Inc. for more than five years. Director of the Company since 1994.	5,115	*

Dean S. Adler	46	Co-Founder and Principal of Lubert-Adler Management, a private real estate investment firm, for more than five years. Director of the Company since September 2001. Mr. Adler is also a director of Developers Diversified Realty Corp., Trans World Entertainment Corp., and Electronics Boutique, Inc.	395[6]	*

*	Less than 1% of the outstanding common stock of the Company.

5.	The shares shown as being owned by Mr. Feinstein include: (a) 3,543,488 shares owned by Mr. Feinstein individually; (b) 1,900,000 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 1,214,680 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; (d) 1,000,000 shares owned of record by Mr. Feinstein’s wife; and (e) 284,194 shares owned of record by a trust for the benefit of Mr. Feinstein and his family members. Mr. Feinstein has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually.

6.	Mr. Adler is also a principal or officer of several private equity funds, each with broad commercial real estate holdings. During fiscal 2002, some of such funds had among their investments interests in entities which held real estate, portions of which were leased to the Company or a subsidiary for the operation of stores.

BED BATH & BEYOND PROXY STATEMENT

How many times did the Board of Directors meet last year?

The Board of Directors held six meetings during fiscal 2002.

How are Directors compensated?

In fiscal 2002, each outside director was paid at the rate of $2,500 per quarter, other than Klaus Eppler, who as Lead Director was paid at the rate of $6,250 per quarter. Directors are permitted to receive all or a portion of such payments in the form of common stock.

Information about Standing Committees of the Board; Compensation Committee Interlocks and Insider Participation

Audit Committee

The Audit Committee currently consists of Messrs. Kaplan, Adler and Eppler. The function of this Committee relates to oversight of the auditors, the auditing, accounting and financial reporting processes and the review of the Company’s financial reports and information. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company’s quarterly results and the results of their audit and reviewing the Company’s internal accounting controls. The Audit Committee held four meetings during fiscal 2002.

Nominating Committee

The standing Nominating Committee was formed in fiscal 2002 and currently consists of Ms. Morrison and Messrs. Adler and Eppler. The function of this Committee is to consider and propose to the Board of Directors nominations for membership to the Board of Directors. The Nominating Committee held no meetings during fiscal 2002, but held one meeting thereafter to recommend the reelection of the nominees at this annual meeting. The Nominating Committee will consider nominees recommended by our shareholders, but has not established specific procedures for submission.

Compensation Committee

The standing Compensation Committee was formed in fiscal 2002 and currently consists of Ms. Morrison and Messrs. Kaplan and Adler. The function of this committee is to consider and determine all matters relating to the compensation of the Co-Chairmen, including matters relating to the employment agreements with them and to consider and determine, in consultation with the Co-Chairmen, all matters relating to the compensation of the executive officers of the Company other than the Co-Chairmen. The Compensation Committee held no formal meetings during fiscal 2002, but acted by written consents.

Stock Option Committees

The two Stock Option Committees administer the Bed Bath & Beyond Inc. stock option plans. One committee currently consists of Ms. Morrison and Messrs. Kaplan and Adler. This Committee is authorized to grant stock options to officers of the Company. The second committee, which consists of Messrs. Eisenberg and Feinstein, is authorized to grant stock options to all eligible optionees other than officers and directors. The Committees held no formal meetings in fiscal 2002, but acted by written consents.

Special Committee

In December 2001, the Board of Directors appointed a special committee consisting of all of the outside directors to consider amendments to the employment agreements with Messrs. Eisenberg and Feinstein. Ms. Morrison and Messrs. Adler, Eppler and Kaplan served on this special committee. The Committee negotiated and approved amended and restated agreements which became effective in April 2002. See below under Agreements with Eisenberg and Feinstein regarding these agreements.

See the above tables for information concerning the relationships of members of committees.

BED BATH & BEYOND PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF AUDITORS (Proposal 2)

Who has been appointed as the Auditors?

The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2003, subject to the ratification by our shareholders. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees paid to KPMG LLP for professional services for the fiscal year ended March 1, 2003?

During fiscal 2002, the Company paid KPMG LLP fees in the amount of $232,000 for the annual audit of the Company’s financial statements and the quarterly reviews of the financial statements included in our Forms 10-Q, and $31,000 for audit-related services which included audits of financial statements of certain employee benefit plans. During fiscal 2002, the Company paid KPMG LLP $145,000 for tax services. The Company paid no fees to KPMG LLP for any other services. The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS INDEPENDENT AUDITORS FOR FISCAL 2003.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the three directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the current independence and experience requirements. The Board of Directors has also determined that Mr. Kaplan is an “Audit Committee Financial Expert.”

The Audit Committee discussed the auditors’ review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company’s quarterly reports with the Securities and Exchange Commission. The Audit Committee also has met and held discussions with management and the independent auditors with respect to the audited year end financial statements. The Committee also reviewed the existing Audit Committee Charter. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors the auditors’ independence. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended March 1, 2003.

This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.

AUDIT COMMITTEE
Robert S. Kaplan
Dean S. Adler
Klaus Eppler

BED BATH & BEYOND PROXY STATEMENT

SHAREHOLDER PROPOSAL (Proposal 3)

We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Shareholder’s Supporting Statement

The term “glass ceiling” was first used in a 1985 Wall Street Journal article to describe an artificial barrier to the advancement of women into corporate management positions. Senator Robert Dole introduced the Glass Ceiling Act, as part of Title II of the Civil Rights Act of 1991. President Bush signed the 1991 Civil Rights Act and established a bipartisan twenty-one member Glass Ceiling Commission. The Commission was charged with preparing recommendations on the glass ceiling issue for the President and corporate leaders.

In 1991, Secretary of Labor Lynn Martin completed the Glass Ceiling Initiative Report. Senator Dole praised the report, stating this “confirm(s) what many of us have suspected all along – the existence of invisible, artificial barriers blocking women and minorities from advancing up the corporate ladder to management and executive level positions” and “for this Senator, the issue boils down to ensuring equal access and equal opportunity.”

Secretary of Labor and Chairperson of the Glass Ceiling Commission Robert Reich states, “The glass ceiling is not only an egregious denial of social justice that effects two-thirds of the population, but a serious economic problem that takes a huge financial toll on American business.” And “...we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization.”

The stated vision of the bipartisan Glass Ceiling Commission is “a national corporate leadership fully aware that shifting demographics and economic restructuring make diversity at management and decision making levels a prerequisite for the long-term success of the United States in domestic and global market places.” The report revealed that women make up 45.7 percent of the total workforce and earn over half of all Master degrees, yet 95 percent of senior-level managers are men. Women today earn about $.72 for every dollar earned by men.

The Glass Ceiling Commission Report confirms inclusiveness in the workplace has a positive impact on the bottom line. A 1993 study of Standard and Poor 500 companies revealed, “firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly two and one half times better than otherwise comparable companies.”

We believe that top management positions should more closely reflect the people in the workforce and marketplace if our company is going to remain competitive.

RESOLVED that shareholders request: The Board of Directors prepare a report, at reasonable cost and excluding confidential information, and available to shareholders four months after the annual shareholder meeting, on our progress concerning the Glass Ceiling Commission’s business recommendations including a review of:

1.	Steps the company has taken to use the Glass Ceiling Commission Report and management’s recommendations flowing from it.

2.	Company-wide policies addressing leadership development, employee mentoring, workforce diversity initiatives and family friendly programs.

3.	An explanation of how executive compensation packages and performance evaluations include executive efforts in breaking the glass ceiling.

4.	The top one hundred or one percent of company wage earners broken down by gender and race.

Company’s Statement in Opposition

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

BED BATH & BEYOND PROXY STATEMENT

Has this proposal been submitted before?

Yes. An identical proposal was presented last year and defeated by the shareholders.

What is the Company’s position regarding advancement opportunities for all?

As we stated last year, the Company does not believe it has a glass ceiling that needs to be shattered. The proposal quotes former Secretary of Labor, Robert Reich, when he said, “...we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization.” This states the Company’s position as well. Simply put, this Company could not have grown as it has, as successfully as it has, if it were otherwise. The Company believes that it provides outstanding opportunities for professional and personal growth to all employees, regardless of background, and that this contributes to the extrordinarily high employee retention rate that we have long enjoyed.

How does the Company promote equal opportunity?

Mutual respect is at the heart of the Company’s practices, procedures and guidelines, all of which are regularly reviewed and reported upon to the President and Chief Executive Officer to assure that our commitment to diversity and equal opportunity is reflected in our operations. There are women and members of minority groups in management positions at virtually all levels of the Company, including seven women Vice Presidents. It is the Company’s policy and practice to recruit, hire, train, promote, transfer, compensate, and provide all other conditions of employment without regard to race, color, creed, religion, national origin, age, sex, marital status, lawful alien status, sexual orientation, physical or mental disability, citizenship status or veteran status. The opportunity to excel and advance is available equally to all.

Why does the Company oppose this proposal?

The Board of Directors does not believe this proposal would serve shareholder interests. The Company’s employment decisions are based on merit and operating needs. The principal criteria in such decisions are an individual’s qualifications, experience and the ability to contribute to the enhancement of the business without regard to gender, minority or other status.

The proponents of this proposal cite a 1993 study of Standard and Poor 500 firms to suggest that companies that “shatter” glass ceilings have better stock market records. Again, the Company believes it has no glass ceiling to shatter. Moreover, the Company has reported more than ten consecutive years of record earnings and has annually recorded consistently high returns on shareholders’ equity since its initial public offering in 1992. The stock price performance graph included in this Proxy Statement shows that the shareholder return on the common stock of the Company far exceeds the shareholder return on the S&P 500 companies cited in the report.

The Board of Directors believes that this proposal is inappropriately restrictive, would involve needless and significant cost in time and effort without any commensurate benefit, and would, therefore, be detrimental to the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

BED BATH & BEYOND PROXY STATEMENT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the aggregate compensation earned by the Company’s two Co-Chairmen, its President, and the two other highest paid executive officers of the Company for services rendered in fiscal 2002, 2001 and 2000.

		Annual Compensation			Long Term Compensation

					Restricted Stock	Securities Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Awards	Options (#) (a)	Compensation

Warren Eisenberg	2002	883,000	(b)	0	0	300,000	253,721	(c)
Co-Chairman	2001	792,000	(b)	0	0	300,000	343,942	(c)
	2000	750,000	(b)	0	0	300,000	319,290	(c)
Leonard Feinstein	2002	883,000	(d)	0	0	300,000	221,898	(e)
Co-Chairman	2001	792,000	(d)	0	0	300,000	281,291	(e)
	2000	750,000	(d)	0	0	300,000	275,752	(e)
Steven H. Temares	2002	833,000	(f)	0	0	300,000	0
President and	2001	733,000	(f)	0	0	300,000	0
Chief Executive Officer	2000	633,000	(f)	0	0	300,000	0
Arthur Stark	2002	492,000	(f)	0	0	75,000	0
Chief Merchandising Officer	2001	442,000	(f)	0	0	75,000	0
and Senior Vice President	2000	392,000	(f)	0	0	75,000	0
Matthew Fiorilli	2002	490,000	(f)	0	0	75,000	0
Senior Vice President -	2001	432,000	(f)	0	0	75,000	0
Stores	2000	382,000	(f)	0	0	75,000	0

(a)	Number of securities underlying options is as of the date of grant and does not reflect a two-for-one stock split in the form of a 100% dividend, distributed on August 11, 2000.

(b)	Mr. Eisenberg is employed by the Company pursuant to an employment agreement. See “Agreements with Messrs. Eisenberg and Feinstein” below.

(c)	Includes: (i) certain personal benefits provided by the Company to Mr. Eisenberg in fiscal 2002, 2001 and 2000 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $55,089 (including other advisory services), $28,768, and $29,422, respectively; (ii) insurance premiums in the amount of approximately $1,508, $2,680, and $1,666 in fiscal 2002, 2001 and 2000, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies (as defined below) of $197,124 in fiscal 2002, $312,494 in fiscal 2001, and $288,202 in fiscal 2000. See “Agreements with Messrs. Eisenberg and Feinstein” below.

(d)	Mr. Feinstein is employed by the Company pursuant to an employment agreement. See “Agreements with Messrs. Eisenberg and Feinstein” below.

(e)	Includes: (i) certain personal benefits provided by the Company to Mr. Feinstein in fiscal 2002, 2001 and 2000 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $61,612 (including other advisory services), $35,953, and $40,158, respectively; (ii) insurance premiums in the amount of approximately $3,016, $1,340, and $833 in fiscal 2002, 2001 and 2000, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies of $157,270 in fiscal 2002, $243,998 in fiscal 2001, and $234,761 in fiscal 2000. See “Agreements with Messrs. Eisenberg and Feinstein” below.

(f)	Messrs. Temares, Stark and Fiorilli are employed by the Company pursuant to agreements described below under “Agreements with Messrs. Temares, Stark and Fiorilli.”

BED BATH & BEYOND PROXY STATEMENT

STOCK OPTIONS

The following table sets forth information as of March 1, 2003 for each of the executive officers of the Company named in the Summary Compensation Table with respect to options granted during fiscal 2002 and their potential value (at the end of the option term assuming certain levels of appreciation of the Company’s common stock).

Option Grants in Fiscal 2002

						Potential Realizable Value at
	Number of		Percent of Total			Assumed Annual
	Securities Underlying		Options Granted	Exercise or Base		Rates of Stock
	Options		to Employees in	Price	Expiration	Price Appreciation for Option
Name	Granted (#)		Fiscal Year	($/Share)	Date	Term (1)

						5% ($)	10% ($)

Warren Eisenberg	300,000	(2)	6.92%	$31.6150	3/06/12	5,964,751	15,115,850
Leonard Feinstein	300,000	(2)	6.92%	$31.6150	3/06/12	5,964,751	15,115,850
Steven H. Temares	300,000	(3)	6.92%	$31.6150	3/06/12	5,964,751	15,115,850
Arthur Stark	75,000	(4)	1.73%	$31.6150	3/06/12	1,491,188	3,778,963
Matthew Fiorilli	75,000	(4)	1.73%	$31.6150	3/06/12	1,491,188	3,778,963

(1)	The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company’s common stock price.

(2)	Options to purchase 300,000 shares were granted to each of Messrs. Eisenberg and Feinstein on March 6, 2002 and are exercisable in three (3) equal annual installments commencing on the first anniversary of the date of grant.

(3)	Options to purchase 300,000 shares were granted to Mr. Temares on March 6, 2002 and are exercisable in five (5) equal annual installments commencing on the first anniversary of the date of grant.

(4)	Options to purchase 75,000 shares were granted to each of Messrs. Stark and Fiorilli on March 6, 2002 and are exercisable in five (5) equal annual installments commencing on the third anniversary of the date of grant.

Fiscal Year-End Option Values

The following table sets forth information for each of the named executive officers with respect to option exercises during fiscal 2002 and the value of outstanding or unexercised options held as of March 1, 2003.

			Number of Securities Underlying
			Unexercised Options at		Value of the Unexercised In-the-
			March 1, 2003 (1)		Money Options at March 1, 2003 (2)
	Shares Acquired on
	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#) (1)	($)	(#)	(#)	($)	($)

Warren Eisenberg (3)	400,000	11,069,000	1,500,000	700,000	29,219,190	6,593,440
Leonard Feinstein (3)	400,000	11,069,000	1,500,000	700,000	29,219,190	6,593,440
Steven H. Temares	—	—	768,000	1,240,000	16,007,894	17,756,238
Arthur Stark	—	—	152,000	536,000	3,905,140	9,062,625
Matthew Fiorilli	220,000	7,128,810	204,000	536,000	4,993,155	9,062,625

(1)	Reflects two-for-one stock splits distributed in 1993, 1996, 1998 and 2000.

(2)	Represents the difference between the closing market price of the common stock on March 1, 2003 of $33.04 per share and the exercise price per share of the options, multiplied by the number of shares underlying the options.

(3)	The options granted to Messrs. Eisenberg and Feinstein may be assigned by them to their respective spouses and descendants or to trusts for their benefit.

BED BATH & BEYOND PROXY STATEMENT

AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN

Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms expiring on June 30, 2007, or as extended by mutual agreement. These agreements provide for an annual salary which may be increased from time to time by the Company. Under these agreements Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of 50% of their salary prior to such election or, if greater, $400,000 plus a cost of living adjustment for a period (the “Senior Status Period”) of up to ten years from the date of such election. If not previously elected, the Senior Status Period will commence at the expiration of the executive employment term. While on senior status, the executive does not have to devote more than 50 hours in any three-month period to his consultative duties. Following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (plus a cost of living adjustment) until the death of the survivor of him and his current spouse. The agreements contain non-competition, non-solicitation and confidentiality provisions. These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreement. The agreements also provide for some of Messrs. Eisenberg’s and Feinstein’s employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental post-retirement payments. The agreements also provide that in the event of a change in control of the Company, Mr. Eisenberg and/or Mr. Feinstein may, at his option, terminate employment and receive three years’ annual salary, if termination is prior to the Senior Status Period, and 50% of his salary, times the number of years remaining in the Senior Status Period, if termination is during such Senior Status Period, plus in either case a tax gross up to the extent any such payment constitutes a “parachute payment.” Under the agreements, Messrs. Eisenberg and Feinstein can also terminate employment and be paid through the end of the term of employment and the Senior Status Period (or, if the Company chooses, in a lump sum on a present value discounted basis) if the executive is removed from or not reelected to any officer or director position or there is a material diminution in the executive’s duties.

The Company has “split dollar” insurance agreements with trusts established by each of Messrs. Eisenberg and Feinstein and their wives. Under these agreements, the Company previously contracted to pay a portion of the premiums payable on outstanding life insurance policies on the joint lives of each of Messrs. Eisenberg and Feinstein and their wives, each with aggregate face values of $30 million (the “Insurance Policies”), until the earliest of (a) the termination of the arrangement by surrender of the policies or payment to the Company of the entire amount of the premiums previously paid, (b) such time as the cash value of each Insurance Policy is sufficient to pay the premiums thereof, or (c) the date of death of the last to die of Mr. Eisenberg and his wife, with respect to Mr. Eisenberg’s Insurance Policies, and the last to die of Mr. Feinstein and his wife, with respect to Mr. Feinstein’s Insurance Policies. As a result of the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company ceased paying premiums under the Insurance Policies due after such date.

Under the “split dollar” agreements, the premiums paid by the Company are to be returned to the Company, without interest, no later than the earlier to occur of (a) the surrender or termination of each Insurance Policy and (b) the death of the last spouse to die of the insured persons under each Insurance Policy, and (c) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums. The repayment of premiums paid by the Company will be made either out of the insurance proceeds (if paid) or the cash surrender value of the Insurance Policies (if insurance proceeds are not paid). In the latter case, Messrs. Eisenberg and Feinstein and their wives are personally liable to the Company for the excess, if any, of the total amount of premiums paid by the Company for the Insurance Polices over the cash surrender values thereof.

AGREEMENTS WITH MESSRS. TEMARES, STARK AND FIORILLI

Messrs. Temares, Stark and Fiorilli, as well as some other executives of the Company, have employment agreements with the Company. The agreements with the three named executives provide for severance pay equal to three years’ salary if the Company terminates their employment (subject to reduction under certain circumstances) and one year’s severance pay if the executive voluntarily leaves the employ of the Company. These agreements also contain non-competition and confidentiality provisions.

BED BATH & BEYOND PROXY STATEMENT

Information concerning other named executive officers and Security ownership of certain beneficial owners

		Number of Shares of Common
		Stock Beneficially Owned and
Name	Position	Percent of Class as of May 2, 2003

Arthur Stark	Chief Merchandising Officer and Senior Vice President	274,000[1]	*

Matthew Fiorilli	Senior Vice President - Stores	310,800[2]	*

AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104		16,163,980[3]	5.5%

All Directors and Executive Officers as a Group (10 persons)		18,189,441[4]	6.2%

*	Less than 1% of the outstanding common stock of the Company.

1.	The shares shown as being owned by Mr. Stark include: (a) 20,000 shares owned by Mr. Stark individually; and (b) 254,000 shares issuable pursuant to stock options that are or become exercisable within 60 days.

2.	The shares shown as being owned by Mr. Fiorilli include: (a) 306,000 shares issuable pursuant to stock options granted to Mr. Fiorilli that are or become exercisable within 60 days; and (b) 4,800 shares owned by Mr. Fiorilli’s minor children, as to which shares Mr. Fiorilli disclaims beneficial ownership.

3.	Information regarding AXA Financial Inc. was obtained from a Schedule 13G filed jointly with the SEC by AXA Financial Inc.; four affiliated French mutual insurance companies and their subsidiaries, pursuant to the Joint Filing Agreement, or AXA, as a group. The Schedule 13G states that AXA is deemed to have beneficial ownership of the 16,163,980 shares of common stock. The Schedule 13G also states that 241,760 of the 16,163,980 shares are held by AXA subsidiaries acquired solely for investment purposes, 15,745,820 of the 16,163,980 shares are held by Alliance Capital Management L.P., a subsidiary of AXA, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts, and 176,400 of the 16,163,980 shares are held by The Equitable Life Assurance Society of the United States, a subsidiary of AXA, acquired solely for investment purposes. The Schedule 13G also states that each of the subsidiaries of AXA has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 7,557,457 shares and 16,163,980 shares of common stock, respectively. Also, each of the subsidiaries of AXA has the shared power to vote or to direct the vote and the shared power to dispose or direct the disposition of 3,284,876 shares and 2,306 shares, respectively.

4.	Includes shares of common stock as indicated in footnotes 1 to 6 to the table regarding directors and footnotes 1 and 2 to this table.

CERTAIN TRANSACTIONS

In fiscal 2002, the Company made charitable contributions in the aggregate amount of $913,000 to the Mitzi and Warren Eisenberg Family Foundation, Inc. and the Feinstein Family Foundation, Inc. Messrs. Eisenberg and Feinstein and their family members are the trustees for these not-for-profit charitable foundations. Messrs. Eisenberg and Feinstein also made charitable contributions to these foundations. The foundations gave more money to charities than the amount contributed by the Company.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The special committee consisting of all of the outside directors referred to above under “Other Board of Directors Information” approved the amended employment agreements with Messrs. Eisenberg and Feinstein and also approved May 2002 increases in their annual salaries from $800,000 to $900,000. Messrs. Eisenberg and Feinstein were Co-Chief Executive Officers of the Company throughout fiscal 2002 and have been functioning as full time executive Co-Chairmen since Mr. Temares was promoted to Chief Executive Officer in April 2003. The standing Compensation Committee appointed during fiscal 2002 met following the promotion of Mr. Temares to Chief Executive Officer and approved salary increases for all executive officers, including Messrs. Eisenberg, Feinstein and Temares, effective May 2003. The standing Compensation Committee has continued the general policies previously formulated by the Board of Directors designed to enable the Company to reward qualified management personnel and key employees and to provide longer term incentives. Thus, the Committee

BED BATH & BEYOND PROXY STATEMENT

believes that long-term stock options will tend to provide incentives to management personnel as well as to align such incentives with shareholder return. Accordingly, the members of the Compensation Committee, in their capacity as the members of the stock option committee authorized to grant stock options to officers, continued the practice of granting stock options to all officers of the Company, including all executive officers following the close of fiscal 2002. Stock options have been granted to a wide range of key employees with the specific number of options granted being commensurate with the degree of responsibility of the grantee’s position.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
Robert S. Kaplan
Victoria A. Morrison
Dean S. Adler

OTHER BOARD MEMBERS
Warren Eisenberg
Leonard Feinstein
Steven H. Temares
Klaus Eppler

STOCK PRICE PERFORMANCE GRAPH

The graph shown below compares the performance of the Company’s common stock with that of the S&P 500 Index, the S&P Specialty Retail Index and the S&P Retail Composite Index over the same period (assuming the investment of $100 in the Company’s common stock and each of the three Indexes on February 28, 1998 and the reinvestment of all dividends).

NEXT YEAR’S ANNUAL MEETING

Proposals which shareholders intend to present at the 2003 Annual Meeting of Shareholders must be received by the Company no later than January 26, 2004, to be presented at the meeting or to be eligible for inclusion in next year’s proxy statement under the SEC’s proxy rules.

BED BATH & BEYOND PROXY STATEMENT

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NJ 07083

VOTE BY INTERNET -www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 25, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 25, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BDBTH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.

1.	ELECTION OF DIRECTORS The Board of Directors Recommends a Vote “FOR ALL NOMINEES” with respect to Proposal No. 1.
		For All Nominees	Withhold All	For All Except
Nominees:
	Steven H. Temares Klaus Eppler	[ ]	[ ]	[ ]

To withhold authority to vote for an individual nominee, write the nominee’s name on the line below.

		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP; The Board of Directors Recommends a Vote “FOR” Proposal No. 2.	[ ]	[ ]	[ ]

		For	Against	Abstain
3.	SHAREHOLDER PROPOSAL; The Board of Directors Recommends a Vote “AGAINST” Proposal No. 3.	[ ]	[ ]	[ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.

NOTE: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

PROXY

BED BATH & BATH INC.
650 LIBERTY AVENUE
UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS
JUNE 26, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 2, 2003 at the Annual Meeting of Shareholders to be held on June 26, 2003 or any adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.